Exhibit 23.3

LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION

July 31, 2008

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017-2070

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of The Bear Stearns Companies Inc. and subsidiaries (the “Company”) for the three-month periods ended February 29, 2008 and February 28, 2007, and have issued our report dated April 14, 2008 (which report included explanatory paragraphs referring to substantial doubt about the Company’s ability to continue as a going concern, and the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in the JPMorgan Chase & Co. Current Report on Form 8-K dated April 16, 2008, as amended by JPMorgan Chase & Co.’s Current Report on Form 8-K/A filed May 6, 2008, is being incorporated by reference in this Amendment No. 2 to the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on or about July 31, 2008.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/ DELOITTE & TOUCHE LLP

New York, New York